Exhibit 99.3

Item 6. Selected Financial Data

The following selected historical financial information as of and for each of the five fiscal years ended January 31, 2014, has been derived from Layne’s audited Consolidated Financial Statements. The acquisitions, as noted below, have been accounted for under the acquisition method of accounting and, accordingly, Layne’s consolidated results include the effects of the acquisitions from the date of each acquisition. All periods presented below reflect the effects of operations discontinued in FY2015, FY2014 and FY2013.

The information below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” filed as Exhibit 99.4 and the Consolidated Financial Statements and notes thereto under Item 8 filed as Exhibit 99.5.

As of and Years Ended January 31,	2014(1)	2013(2)	2012	2011(3)	2010(4)
Income Statement Data (in thousands, except per share data):
Revenues	$820,386	$1,037,530	$1,106,018	$993,758	$814,584
Cost of revenues (exclusive of depreciation, amortization and impairment charges shown below)	(682,218)	(854,945)	(869,074)	(774,491)	(648,102)
Selling, general and administrative expenses	(139,336)	(156,731)	(162,739)	(138,237)	(123,719)
Depreciation and amortization	(56,411)	(58,153)	(55,640)	(44,604)	(40,490)
Impairment charges(8)	(14,646)	(8,431)	(96,579)	—	—
Loss on remeasurement of equity method investment(9)	—	(7,705)	—	—	—
Litigation settlement gains(5)	—	—	—	—	2,828
Equity in (losses) earnings of affiliates(7)	(2,974)	20,572	24,647	13,153	8,198
Interest expense	(7,423)	(3,702)	(2,357)	(1,594)	(2,734)
Other income, net	6,850	6,232	9,685	524	213

(Loss) income from continuing operations before income taxes	(75,772)	(25,333)	(46,039)	48,509	10,778
Income tax (expense) benefit(6)	(53,246)	10,043	(8,634)	(20,629)	(6,627)

Net (loss) income from continuing operations	(129,018)	(15,290)	(54,673)	27,880	4,151
Net income (loss) from discontinued operations	967	(20,733)	1,491	3,707	(2,786)

Net (loss) income	(128,051)	(36,023)	(53,182)	31,587	1,365
Net income attributable to noncontrolling interest	(588)	(628)	(2,893)	(1,596)	—

Net (loss) income attributable to Layne Christensen Company	$(128,639)	$(36,651)	$(56,075)	$29,991	$1,365

Earnings per share information attributable to
Layne Christensen Company shareholders:
Basic (loss) income per share-continuing operations	$(6.61)	$(0.82)	$(2.96)	$1.36	$0.21
Basic income (loss) per share-discontinued operations	0.05	(1.06)	0.08	0.19	(0.14)

Basic (loss) income per share	$(6.56)	$(1.88)	$(2.88)	$1.55	$0.07

Diluted (loss) income per share-continuing operations	$(6.61)	$(0.82)	$(2.96)	$1.34	$0.21
Diluted income (loss) per share—discontinued operations	0.05	(1.06)	0.08	0.19	(0.14)

Diluted (loss) income per share	$(6.56)	$(1.88)	$(2.88)	$1.53	$0.07

Balance Sheet Data (in thousands):
Working capital, including current maturities of debt	$121,330	$125,079	$136,404	$93,309	$119,649
Total assets	646,618	812,226	805,836	816,652	730,955
Total long-term debt, excluding current maturities	107,118	95,142	52,716	—	6,667
Total Layne Christensen Company stockholders’ equity	289,464	412,737	448,665	501,402	466,798

(1)	During the first quarter of FY2014, Layne authorized the sale of its SolmeteX operation and accounted for it as a discontinued operation for all periods presented. The operation was sold on July 31, 2013. Layne sold Costa Fortuna, a component in Geoconstruction, on July 31, 2014. This component is accounted for as a discontinued operation for the periods ended January 31, 2014 and January 31, 2013 (after it was 100% acquired on May 30, 2012).
(2)	During FY2013, Layne accounted for its Energy division as a discontinued operation for all periods ended January 31, 2013, 2012, 2011 and 2010. The Energy division was sold in October 2013.
(3)	During FY2011, Layne acquired certain assets of Intevras Technologies and 100% of the stock of Bencor Corporation of America. The impact of Intevras was not material to the FY2011 Consolidated Financial Statements. Bencor contributed $4.7 million of net income to the FY2011 Consolidated Financial Statements.

(4)	During FY2010, Layne acquired the assets of MCL Technology Corporation and Meadow Equipment Sales, Inc. Also during FY2010 Layne acquired 100% of the stock of W.L. Hailey & Company, Inc. The impact of these acquisitions in FY2010 was not material to the FY2010 Consolidated Financial Statements.
(5)	Layne prevailed in litigation against a former owner of a subsidiary and associated partners involving alleged competitions in violation of non-competition agreements.
(6)	A $78.1 million valuation allowance on deferred tax assets was recorded during FY2014. Of the $78.1 million valuation allowance, $54.4 million related to deferred tax assets established in a prior year, and $23.7 million related to deferred tax assets established in the current year. See Note 9 to the Consolidated Financial Statements.
(7)	Layne purchased 50% of Costa Fortuna on July 15, 2010 and accounted for it using the equity method of investment until May 30, 2012 when Layne acquired the remaining 50%. Layne sold Costa Fortuna on July 31, 2014. In accordance with accounting guidance, Layne did not account for Costa Fortuna as discontinued operations for the periods ended January 31, 2011 and 2012, when it was accounted for as an equity method investment. For the period ended January 31, 2013, Layne accounted for Costa Fortuna as discontinued operations for the period in which Layne held 100% of the business of Costa Fortuna.
(8)	See Note 5 to the Consolidated Financial Statements.
(9)	See Note 2 to the Consolidated Financial Statements.

2